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                                                                     EXHIBIT 5.1

                              [VIACOM LETTERHEAD]

Viacom Inc.
1515 Broadway
New York, New York 10036

                                                               November 22, 2000

Ladies and Gentlemen:

   This letter sets forth my opinion regarding the legality of the securities being registered by Viacom Inc., a Delaware corporation (the "Company"), in connection with the preparation by the Company of an Information Statement/Registration Statement on Form S-4, filed with the Securities and Exchange Commission on November 22, 2000 (the "Information Statement/Registration Statement"), and the prospectus contained in the Information Statement/Registration Statement (the "Prospectus"), covering the registration under the Securities Act of 1933, as amended (the "Act"), of 243,904,000 shares of Class B common stock, par value $.01 per share, to be issued by the Company (the "Shares") pursuant to the Agreement and Plan of Merger among Viacom Inc., IBC Merger Corp. and Infinity Broadcasting Corporation, dated as of October 30, 2000 (the "Merger Agreement"). The Shares are described in the Information Statement/Registration Statement, to which this opinion is an exhibit.

   In connection with the foregoing, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. I have also assumed that the Merger Agreement is in the form attached to the Information Statement/Registration Statement as Annex A thereto.

   Based upon the foregoing, I am of the opinion that the Shares to which the Prospectus relates have been duly authorized and, when issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable.

   My opinion expressed above is limited to the General Corporation Law of the state of Delaware, and I do not express any opinion herein concerning any other law.

   I hereby consent to the use of this opinion as Exhibit 5.1 to the Information Statement/Registration Statement and to the use of my name under the caption "LEGAL MATTERS" contained in the Prospectus. In giving this consent, I do not thereby concede that I come within the category of persons whose consent is required by the Act or the general rules and regulations promulgated thereunder.

                                          Very truly yours,

                                                 /s/ Michael D. Fricklas
                                          -------------------------------------
                                                   Michael D. Fricklas
                                            Executive Vice President,General
                                                  Counsel and Secretary